Exhibit 2.3

ROFR PURCHASE AND SALE AGREEMENT

THIS ROFR PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October 13, 2016 (the “ROFR PSA Effective Date”), by and between SCFRC- HW-G, LLC, a Delaware limited liability company (“Seller”), and ARK JUPITER RI, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A. Seller, as landlord, and Purchaser, as tenant, are parties to that certain Lease Agreement dated July 18, 2014, attached hereto as Exhibit A (the “Lease”), pursuant to which Seller leases to Purchaser and Purchaser leases from Seller the Property. The Purchaser is sometimes referred to herein as “Tenant”.

B. Seller entered into that certain Purchase and Sale Agreement dated September 12, 2016, originally between Seller and Orion Buying Corp., a Florida corporation, attached hereto as Exhibit B (the “Third Party Purchase Contract”). Unless otherwise expressly provided herein, all defined terms used in this Agreement shall have the meanings set forth in the Third Party Purchase Agreement.

C. The Lease provides Tenant a right of first refusal to purchase the Property, as further described in Section 11.1 of the Lease (“ROFR”). In accordance with the terms of the Lease, Seller provided notice to Tenant of the Third Party Purchase Contract.

D. The parties acknowledge and agree that Tenant has exercised the ROFR, and the ROFR Exercise Date (as defined in the Lease) is October 4th, 2016.

E. Purchaser has wired the Deposit to Seller. Promptly following execution of this Agreement, Seller shall deposit the Deposit with the Title Company.

For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:

ARTICLE I

PURCHASE OF PROPERTY

Section 1.01. Recitals. The Recitals set forth above in this Agreement are hereby incorporated herein by this reference.

Section 1.02. Agreement To Purchase. Purchaser agrees to purchase, and Seller agrees to sell, all of Seller’s right, title and interest in and to the Property, in accordance with all of the terms, conditions and stipulations set forth in the Third Party Purchase Contract, except as otherwise provided herein.

Section 1.03. Amendments. In accordance with Section 11.1 of the Lease, the Third Party Purchase Agreement is amended as follows:

1065 N. Highway A1A, Jupiter, FL

(a)	Within five (5) days of the ROFR PSA Effective Date, Seller shall provide copies of the Diligence Materials and Title Commitment to Purchaser.

(b)	The Closing Date shall be November 18, 2016, or such earlier date as set by the mutual agreement of the parties.

(c)	Upon Closing, the Lease shall terminate. All terms, conditions, and stipulations in the Third Party Purchase Agreement relating to the Lease, including, without limitation, the assignment of the Lease, Estoppel, SNDA and New Owner Letter are hereby deleted.

(d)	Section 8.01 of the Third Party Purchase Contract is deleted in its entirety and replaced with the following:

Section 8.01 Risk of Loss. If, prior to Closing, action is initiated to take the Property, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser shall have no right to terminate this Agreement and must proceed to Closing. All of Seller’s assignable right, title and interest in and to the award of the condemning authority, to the extent that the amount of such award does not exceed the Purchase Price, shall be assigned to Purchaser at Closing and there shall be no reduction in the Purchase Price. Purchaser assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause. If the Property, or any part thereof, suffers any damage prior to Closing from fire or other casualty, Purchaser shall have no right to terminate this Agreement and must proceed to Closing and there shall be no reduction in the Purchase Price provided, however, Seller shall assign all rights to any insurance proceeds to Purchaser at Closing.

(e)	The Premises will be conveyed to Tenant by special warranty deed or equivalent under Florida law, warranting against the acts of grantor and no others, subject to real property taxes and assessments, reservations in patents, all easements, rights- of-way, encumbrances, liens, covenants, conditions, restrictions, obligations and liabilities as may appear of record (other than monetary liens that were voluntarily placed on the Real Property by Seller), and all matters which an accurate survey or physical inspection of the Premises would disclose.

(f)	Section 8.03 of the Third Party Purchase Agreement is hereby deleted in its entirety. In accordance with Section 11.1(k) of the Lease, the ROFR and this Agreement are not assignable, other than in connection with a permitted assignment of Tenant’s interest in the Lease, as further described in the Lease.

(g)	Notices to Purchaser shall be provided to the parties and addresses specified below:
If to Purchaser:	ARK Jupiter RI, LLC Attention: Robert J. Stewart, President 85 Fifth Avenue, 14th Floor New York, New York Telephone: 212 206-8800 E-Mail: bstewart@arkrestaurants.com

With copy to:	Koeppel Law Group, P.A. Attention: Joel P. Koeppel, Esq. 1515 North Flagler Drive, Suite 220 West Palm Beach, Florida 33401 Telephone: (561) 659-6455 E-Mail: joel@koeppellawgroup.com

Exhibit B

Section 1.04. Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same document. Either party may deliver its signature to the other via facsimile or electronic transmission (such as in the form of a PDF), and any signature so delivered will be binding on the delivering party.

Section 1.05. Conflict. In the event of a conflict between the terms of the Third Party Purchase Agreement and this Agreement, the terms of this Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

SELLER:
SCFRC-HW-G, LLC,
a Delaware limited liability company

By:

Printed Name:

Title:

PURCHASER:
ARC JUPITER RI, LLC,
a Delaware limited liability company

By:

Printed Name:

Title:

EXHIBIT A
LEASE

EXHIBIT B
THIRD PARTY PURCHASE AGREEMENT

Exhibit B